Exhibit 10.1

PERFORMANCE UNIT AWARD AGREEMENT

PURSUANT TO

THE COGNIZANT TECHNOLOGY SOLUTIONS CORPORATION

AMENDED AND RESTATED 1999 INCENTIVE COMPENSATION PLAN

Cognizant Technology Solutions Corporation, a Delaware corporation (the “Company”), grants this Award of Performance Units to the Participant named below, pursuant to the Cognizant Technology Solutions Corporation Amended and Restated 1999 Incentive Compensation Plan (the “Plan”) and this Performance Unit Award Agreement (this “Agreement”). Capitalized terms not otherwise defined herein will each have the meaning assigned to them in the Plan.

1.	Name of Participant:

2.	Number of Performance Units Which Will Vest Over Three Years at 100% of Target in Accordance with Section 4:

3.	Date of Grant:

4.	Vesting: Subject to Section 7 below, the following table sets forth the number of shares of Common Stock under the Performance Units that will vest if: (i) the Committee determines that the annual net sales growth for the calendar year ending coincident with the relevant measurement date (the “Measurement Date”) meets or exceeds the applicable targets for such year, and (ii) the Participant remains employed by or continues to serve the Company or any Subsidiary as an Employee, Nonemployee Director, Independent Contractor or otherwise on December 31, 2010. The number of shares of Common Stock that will vest for performance between the applicable threshold targets will be determined using straight-line interpolation, rounded down to the preceding whole number (e.g., 101.74 rounded down to 101). The net sales growth targets will be adjusted in good faith by the Committee in consultation with the Chief Executive Officer of the Company to reflect the consequences of future acquisitions and dispositions or in the event of changes in GAAP or as set forth pursuant to Section 12 of the Plan.

Measurement Date	Number of Shares	Calendar Year Annual Net Sales Growth (%)
December 31, 2008	0	less than 35
	[50% of 1/3 Grant]	35
	[100% of 1/3 of Grant]	42.5
	[150% of 1/3 of Grant]	50

December 31, 2009	0	less than 27.5
	[50% of 1/3 Grant]	27.5
	[100% of 1/3 of Grant]	37.5
	[150% of 1/3 of Grant]	47.5

December 31, 2010	0	less than 20
	[50% of 1/3 Grant]	20
	[100% of 1/3 of Grant]	32.5
	[150% of 1/3 of Grant]	45

5.	Delivery Date: Subject to Sections 7 and 8 below, Shares of Common Stock equal to the number of Performance Units which will vest in accordance with Section 4 above will be delivered to the Participant (or in the event of death or Disability to his or her executor, personal representative or heirs, as appropriate) on or before March 15, 2011; provided, however, the Committee may provide for the payment of the Performance Units in cash (or partly in cash and partly in shares of Common Stock) equal to the value of the shares of Common Stock on the applicable Measurement Date which would otherwise be distributed to the Participant.

6.	Dividend Equivalent Rights. The Participant shall have the right to receive an amount equal to the amount of any cash dividends paid with respect to a share of Common Stock multiplied by the number of shares of Common Stock underlying the Performance Units, provided, (i) such dividends shall be subject to the same vesting restrictions and forfeiture provisions that apply to the underlying Performance Units, (ii) such dividends shall be paid in cash, in shares of Common Stock, in the form of Performance Units, or a combination of any or all of the foregoing, and (iii) such dividends shall be paid at the same time as the underlying Performance Units are delivered pursuant to Section 5 of this Agreement.

7.	Cessation of Employment or Service: If the (i) Participant ceases to be employed by or serve the Company or any of its Subsidiaries as an Employee, Nonemployee Director, Independent Contractor or otherwise for any reason, including, without limitation, death, Disability, with or without Cause, on or prior to December 31, 2010, or (ii) Participant ceases to be employed by or serve the Company or any of its Subsidiaries as an Employee, Nonemployee Director, Independent Contractor or otherwise for Cause after December 31, 2010, but before the delivery of the shares of Common Stock or cash as described in Section 5 above, the Performance Units shall immediately be forfeited on the date of such cessation of employment or services and the Participant shall have no further right to the delivery of any shares of Common Stock or cash represented by such Performance Units.

8.	Tax Withholding: The Performance Units shall be subject to the tax withholding provisions set forth in Section 15 of the Plan, and, the Committee may pass through to the Participant and impose on the Performance Units any fringe benefit taxes imposed on the Company or any of its Subsidiaries. By accepting this Performance Unit award, the Participant agrees that the Company or any of its Subsidiaries may withhold from the shares of Common Stock issuable in connection with the vesting of the Performance Unit a specified number of shares of Common Stock having a specified value in order to meet any applicable tax withholding obligations and any fringe benefit taxes as described in the preceding sentence.

9.	No Right to Continued Employment or Service. The Participant’s rights, if any, to continue to be employed by or to serve the Company as an Employee, Nonemployee Director, Independent Contractor or otherwise, shall not be enlarged or otherwise affected by the grant of the Performance Units, and the Company or the applicable Subsidiary reserves the right to terminate the Participant’s employment or service at any time. The right of the Company or any Subsidiary to terminate at will the Participant’s employment or service at any time for any reason is specifically reserved.

10.	Transferability. Performance Units shall not be transferable otherwise than by will or the laws of descent and distribution. Shares of Common Stock issued in respect of vested Performance Units may be transferred subject to any applicable securities law restrictions.

11.	Grant Subject to Plan Provisions. The Performance Units pursuant to the Plan, the terms of which are incorporated herein by reference, and in all respects shall be interpreted in accordance with the Plan. The grant of the Performance Units is subject to interpretations, regulations and determinations concerning the Plan established from time to time by the Committee in accordance with the provisions of the Plan, including, but not limited to, provisions pertaining to (i) rights and obligations with respect to withholding taxes, (ii) the registration, qualification or listing of the Common Stock, (iii) changes in capitalization of the Company and (iv) other requirements of applicable law. The Committee shall have the authority to interpret and construe the Performance Units pursuant to the terms of the Plan, and its decisions shall be conclusive as to any questions arising hereunder. The Committee shall administer the plan and its decisions shall be final, conclusive, and binding on the Company and the Participant.

12.	No Shareholder Rights. Neither the Participant, nor any other person, shall have any of the rights and privileges of a shareholder with respect to the shares of Common Stock subject to the Performance Units, until certificates for Common Stock have been issued with respect to such Performance Units.

13.	Applicable Law. This Agreement, and all actions taken in connection herewith shall be governed by and construed in accordance with the laws of the State of Delaware without reference to principles of conflict of laws, except as superseded by applicable federal law.

14.	Amendment. This Agreement may be amended or modified at any time by mutual agreement between the Committee and the Participant or such other persons as may then have an interest therein.

15.	Section 409A. The Performance Units provided under this Agreement are intended to qualify for the “short-term deferral” exception to Code section 409A.

A copy of the Plan, and other materials required to be delivered or made available to the Participant, will be delivered or made available electronically, provided that upon request of the Participant, the Company will deliver to the Participant paper copies of such materials. By accepting the grant of the Performance Units under this Agreement, the Participant hereby agrees to be bound by the terms and conditions of the Plan and this Agreement. The payment of any award, shares of Common Stock, benefits, or dividend equivalents hereunder is expressly conditioned upon the terms and conditions of this Agreement and the Plan and your compliance with such terms and conditions.

IN WITNESS WHEREOF, the Company has caused its duly authorized officers to execute and attest this Agreement, effective as of the Date of Grant.

COGNIZANT TECHNOLOGY SOLUTIONS CORPORATION

By:

Date: